Exhibit 10.1

LEASE AGREEMENT

LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 2nd day of December, 2010, by and between JMS Holdings, LLC, a Minnesota limited liability company (“Landlord”), and Biovest International, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

Landlord, for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of Tenant, its successors and assigns, to be paid, kept observed and performed, has leased, rented, let and demised, and by these presents does lease, rent, let and demise unto Tenant, and Tenant does hereby take and hire, upon and subject to the conditions and limitations hereinafter expressed, all that parcel of land situated at 8500 Evergreen Blvd. NW, in the City of Coon Rapids, County of Anoka, and State of Minnesota, described in Exhibit “A” attached hereto and made a part hereof, together with the Building and Improvements thereon as hereinafter defined. Said real estate, the Building and the Improvements, are sometimes hereinafter referred to as the “Demised Premises.” The Demised Premises are subject to the easements, reservations, covenants, restrictions and encumbrances contained in Exhibit “B” (the “Permitted Encumbrances”), attached hereto and made a part hereof.

DEFINITIONS

“Bank Loan” means the loan between Landlord and Central Bank, N.A. (the “Bank”) in the amount of $1,225,000.

“Bank Loan Payment” means payments of principal and interest due under the Bank Loan.

“Bankruptcy Court” means the United States Bankruptcy Court in the Middle District of Florida, Tampa Division.

“Bankruptcy Court Approvals” means the entry of an order, approving this Lease and the Guaranty of Lease, by the Bankruptcy Court in re Chapter 11, case no. 8.08-bk-17795-KRM, Accentia Biopharmaceuticals, Inc., et al.

“Base Rent” has the meaning specified in Article III, Section 3.1.

“Building” means the building currently located on the Leased Land which contains approximately 35, 134 square feet, and any buildings hereafter on the Leased Land, as the same may exist at any time.

“City of Coon Rapids Loans” means the two (2) loans between the Tenant and the City of Coon Rapids (the “City”) in the amounts of $103,000 and $250,000, respectively.

“City of Coon Rapids Loan Payment” means payments of principal and interest due under the City of Coon Rapids Loans.

“Commencement Date” has the meaning specified in Article I, Section 1.1.

“Compliance Certificate” has the meaning specified in Article III, Section 3.2.

“Construction Completion Date” means the date specified in Article II, Section 2.3, of this Lease Agreement.

“Damages” has the meaning specified in Article III, Section 3.2.

“Demised Premises” means and shall include the Leased Land, the Building and the Improvements, and any other buildings placed on the Leased Land at any time during the Term.

“Deferred Maintenance Costs” has the meaning specified in Article II, Section 2.10.

“Deferred Maintenance Items” means the items of deferred maintenance that shall be completed by Landlord as set forth in Article II, Section 2.10 and outlined on Exhibit C, attached hereto and made a part hereof.

“Encumbrances” means any mortgage, deed of trust or other encumbrance or lien entered into by Landlord for the purpose of providing financing for the acquisition of the Leased Land and the construction of the Improvements, including anything used or intended to be used in connection with the Demised Premises and provided by Landlord.

“Extended Term” means the duration of the leasehold estate created hereby in the event that Tenant exercises its options to renew the Initial Term of this Lease as set forth in Article XXI, Section 21.1 of this Lease in accordance with the terms contained therein.

“Guarantor” means Accentia Biopharmaceuticals, Inc.

“Guaranty of Lease” has the meaning specified in Article XXII, Section 22.1.

“Hazardous Materials” means any substance or material defined in or governed or regulated by any Hazardous Materials Laws as a dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance, and also expressly includes urea-formaldehyde, polychlorinated biphenyls, dioxin, radon, lead-based paint, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including but not limited to crude oil or any fraction thereof; natural gas, natural gas liquids, gasoline and synthetic gas, and any other waste, material, substance, pollutant or contaminant the presence of which on, in, about or under the Demised Premises would subject the owner or operator thereof to any damages, penalties, fines or liabilities under any applicable Hazardous Materials Laws.

“Hazardous Materials Laws” means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement, including any laws relating to the environment and/or to human health or safety, or governing, regulating or pertaining to the generation, treatment, storage, handling, transportation, use of disposal or any Hazardous Materials.

“Improvements” means the improvements to the Building to be made by Landlord pursuant to Article II, Section 2.1, of this Lease, in accordance with the Plans and Specifications.

“Improvement Costs” has the meaning specified in Article II, Section 2.2.

“Indemnifiable Event” has the meaning specified in Article III, Section 3.2.

“Indemnified Party” has the meaning specified in Article III, Section 3.2

“Initial Term” has the meaning specified in Article I, Section 1.

“Landlord” means JMS Holdings, LLC.

“Lease” means this Lease Agreement between JMS Holdings, LLC as Landlord, and Biovest International, Inc., as Tenant, dated on page 1 hereinabove, and may be sometimes herein also referred to as the “Lease Agreement.”

“Lease Interest Rate” means a rate of one percent (1%) per annum in excess of the “reference rate” of U.S. Bank, located in Minneapolis, Minnesota, publicly announced by such Bank as being in effect on the date on which or as of which the Lease Interest Rate is to be determined. If no such rate is then publicly announced by said Bank, or the successor to said Bank, then the reference rate publicly announced by a financial institution of similar size and reputation located in Minneapolis, Minnesota, shall be used. Notwithstanding the foregoing, interest shall not accrue under this Lease at a rate which would be in excess of the rate of interest which can be charged Tenant under applicable law.

“Leased Land” means the real estate and interests therein as described on Exhibit “A” attached hereto.

“Liquated Rent” shall have the meaning set forth in Article III, Section 3.4.

“Market Rent” means the annual net effective base rent that a tenant would pay under a triple net lease upon the other terms and conditions herein, if it were then to rent comparable premises in a comparable building in a comparable location in Coon Rapids, Minnesota to a tenant of comparable financial creditworthiness. If and to the extent that comparable annual net effective base rents might reflect amounts paid by landlords for tenant improvements, leasing commissions and/or moving allowances, there shall be a reduction in Market Rent by reason of the fact that no such amounts are due hereunder.

“Memorandum of Lease” means a memorandum of this Lease as provided in Article XVIII, Section 18.9, of this Lease Agreement.

“Option to Extend” has the meaning specified in Article XXI, Section 21.1.

“Plans and Specifications” means the plans and specifications referred to in Article II, Section 2.1, of this Lease.

“Taxes and Assessments” shall have the meaning specified in Article IV, Section 4.1.

“Tenant” means Biovest International, Inc.

“Tenant Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant.

“Tenant Improvements” means any improvements constructed or installed on the Demised Premises at any time during the Term by Tenant.

“Term” means the Initial Term, together with any Extended Term.

ARTICLE I

TERM OF LEASE/USE

Section 1.1 The term of this Lease shall commence on a date mutually agreed to and confirmed by Landlord and Tenant in writing (the “Commencement Date”), and shall end ten years (10) thereafter unless otherwise extended or terminated in accordance with the terms hereof. The term of this Lease as set forth above is sometimes referred to as “Initial Term.” If the Commencement Date is a date other than the first day of a calendar month, the Initial Term shall run for the number of years set forth above from the first day of the calendar month following the Commencement Date. Notwithstanding the foregoing, the Commencement Date shall be a date after the Bankruptcy Court Approvals have been entered and Tenant’s Chapter 11 reorganization plan is approved by the Bankruptcy Court.

Section 1.2 Tenant shall use the Demised Premises as a GMP production facility for the production of Tenant’s BiovaxID personalized cancer vaccine, the production of other cell-based products and provision of services related to the study, treatment or diagnosis of human disease. In addition, the Demised Premises shall support Biovest’s legacy business such as the design and manufacture of instrumentation and disposables related to mammalian cell culture and research and development or GLP contract services associated with the production of cells and biological materials for third parties. The Demised Premises shall have no other purpose without the specific advance written consent of Landlord and then only for the use consented to by Landlord and upon compliance with any and all conditions upon which Landlord, in Landlord’s sole and exclusive discretion, specifies must be complied with as a condition to Landlord’s consent contained in or made a specific part of Landlord’s consent. Tenant shall not use or occupy the Demised Premises, or knowingly permit them to be used or occupied, in a manner or for a purpose contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto, or in any manner which would violate the certificate of occupancy affecting the same, or which would cause structural injury to the improvements or cause the value or usefulness of the Demised Premises, or any portion thereof; substantially to diminish (reasonable wear and tear excepted), or that would constitute a public or private nuisance or waste, or that will create any liability, cost, expense or obligation upon Landlord for any clean-up, removal, disposal or other action in relation to any chemical substance or material that is or could be under statutes, rules or regulations considered “Hazardous Waste.” Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use.

ARTICLE II

CONSTRUCTION OF IMPROVEMENTS

Section 2.1 Landlord shall make improvements to the Demised Premises for Tenant’s intended use (the “Improvements”). Tenant shall provide to Landlord for its approval, at its sole cost and expense, plans and specifications for the Improvements (the “Plans and Specifications”). Landlord shall have ten (10) days to review and approve the Plans and Specifications after receipt thereof from Tenant. In the event Landlord shall not inform Tenant of its approval of the Plans and Specification within said ten (10) day period, the Plans and Specifications shall be deemed approved as submitted. Any subsequent changes to the approved Plans and Specifications must be approved by Landlord in advance and in writing.

Section 2.2 The Improvements shall be constructed in a good and workmanlike manner in accordance with the approved Plans and Specifications and shall be completed in accordance with applicable building and zoning regulations as the same are presently enforced by the governmental bodies having jurisdiction thereof. Landlord agrees to furnish, at Landlord’s sole cost and expense, all of the material and labor and to do all things necessary for the construction of the Improvements in accordance with the approved Plans and Specifications, which Improvements are estimated to cost $1,356,983.00 (the “Improvement Costs”) and shall be paid for by Tenant as Base Rent under Article III.

Section 2.3 Landlord shall diligently proceed with the construction of the Improvements and complete the Improvements no later than March 31, 2011 (the “Construction Completion Date”); provided, however, that if delay is caused or contributed to by any act or neglect of Tenant or those acting for or under Tenant, or labor disputes, casualties, acts of God or the public enemy, governmental embargo restrictions, action or nonaction of public utilities or of local, state of federal governments affecting the work, or other causes beyond Landlord’s control, then the time of completion of said construction shall be extended for the additional time caused by such delay. Delay in completing the Improvements shall not serve to extend the term of this Lease Agreement or to make Landlord liable for consequential damages arising therefrom.

Section 2.4 Tenant shall be allowed to install its fixtures, equipment and other personal property, if any, during the final stages of completion of the Improvements so long as Tenant does not unreasonably interfere with the completion of construction or occasion any labor dispute as a result of its work.

Section 2.5 Within a period of thirty (30) days after the Construction Completion Date, Tenant shall notify Landlord of all items not completed in accordance with the Plans and Specifications, and Landlord shall forthwith cause such items to be completed.

Section 2.6 Save and except for the incomplete items referred to in Section 2.5 above, the existence of any latent defect in the Improvements in the building on the Commencement Date, and save and except as otherwise expressly provided herein, Tenant, upon occupying the Building shall have and hold the Building as the same shall then be without any liability or any obligation on the part of Landlord for making any alterations, improvements or repairs of any kind in or about said Building for the term of this Lease or any renewal or extension thereof, and Tenant agrees to maintain the Building and the Demised Premises, and all parts thereof, in a good and sufficient state of repair in accordance with the provisions of this Lease Agreement.

Section 2.7 Landlord and Tenant agree that Shamrock Development, Inc. or its designee shall be the general contractor for the Improvements.

Section 2.8 In addition to the Improvements, Landlord agrees to complete the Deferred Maintenance Items no later than the Completion Date. Landlord and Tenant agree to share equally all costs incurred by Landlord or otherwise associated with completing the Deferred Maintenance Items (the “Deferred Maintenance Costs”). Landlord shall invoice Tenant for one-half of the Deferred Maintenance Costs on the Completion Date and Tenant agrees to pay such invoice no later than thirty (30) days following receipt thereof.

ARTICLE III

BASE RENT

Section 3.1 In consideration of the leasing of the Demised Premises, and in consideration of the Improvements to be constructed pursuant to Article II hereof, Tenant agrees to pay Landlord, at Landlord’s office or at such other place as Landlord may from time to time designate in writing, an annual Base Rent, payable in advance in equal monthly installments, during the Initial Term, calculated as follows:

3.1.1 Rent. No later than the first day of each month during the Term, Tenant shall pay Landlord rent in the amount of Eighteen Thousand Fifty-Nine and  38/100 Dollars ($18,059.38) per month (the “Base Rent”), subject to the adjustment in the next sentence. Commencing on the sixth (6th) anniversary of the Commencement Date and continuing thereafter until the end of the Initial Term, the Rent under this Section 3.1.1 of this Lease shall increase to Twenty-Three Thousand Eight Hundred Ninety-One and  12/100 Dollars ($23,891.12) per month.

3.1.2 Bank Loan Payments. Beginning on December 15, 2010 and continuing on the 15th day of each month thereafter until the Bank Loan is paid in full, Tenant shall pay to Landlord the monthly Bank Loan Payments, as additional rent, in the amount of the next Bank Loan Payment due to the Bank as set forth on the Bank Loan Amortization Schedule. Tenant’s obligation to pay the Bank Loan Payments, as additional rent, shall cease when the Bank Loan is paid in full. No later than five (5) business days following the closing of the Bank Loan, the Landlord will deliver to Tenant an amortization schedule (the “Bank Loan Amortization Schedule”), which shall set forth the Bank Loan Payments. The Bank Loan Amortization Schedule is incorporated into this Lease as Exhibit “E” hereto and may be updated by Landlord, in its discretion, to reflect changes in the Bank Loan Payments.

3.1.3 Taxes and Assessments. Tenant shall pay to Landlord Five Thousand Three Hundred Three and  24/100 Dollars ($5,303.24) per month for Taxes and Assessments, as more particularly described in and subject to adjustment in accordance with Article IV of this Lease.

3.1.4 Loan Origination and Other Fees. Tenant shall also pay, as additional rent, any fees or costs incurred by Landlord in connection with the granting of the Loans, which shall be paid by Tenant as additional rent on a monthly basis as such costs are incurred by Landlord.

For the avoidance of doubt, the term Base Rent, as the same may be adjusted from time to time pursuant to the terms and conditions of this Lease, shall mean and include the following: (a) Rent as set forth in Section 3.1.1 hereof; (b) the Bank Loan Payments as set forth in Section 3.1.2 hereof; (c) Taxes and Assessments as set forth in Section 3.1.3 hereof; and (d) the Loan Origination and Other Fees as set forth in Section 3.1.4 hereof. Any installment of Base Rent accruing under the provisions of this Lease Agreement that is not be paid within five (5) days after the date when due shall bear interest at the Lease Interest Rate from the date when the same is due hereunder until the same shall be paid. The Base Rent due from the Tenant during any Extended Term shall be calculated in the manner set forth in Article XXI, Section 21.3 hereof.

Section 3.2 As a condition to the entry of this Lease, the Tenant will enter into the City of Coon Rapids Loans under terms and conditions reasonably acceptable to Landlord and the Bank and shall cause the City to subordinate its respective interests under the City of Coon Rapids Loans to the Bank Loan. During the term of this Lease and until the City of Coon Rapids Loans are paid in full, Tenant shall pay all of the City of Coon Rapids Loan Payments when due and shall transmit a copy or confirmation of each such payment to Landlord within three (3) days of each such payment. In addition, Tenant shall provide to Landlord no later than December 31st of each calendar year during the Term a compliance certificate, certified by the president of the Tenant, that (i) it has timely paid the City of Coon Rapids Loan Payments and complied with its other obligations under the City of Coon Rapids Loans; (ii) that it is in compliance with any covenants of the City of Coon Rapids Loans; and (iii) that it is not in default under the City of Coon Rapids Loans (the “Compliance Certificate”). Any failure on the part of Tenant to timely pay the City of Coon Rapids Loan Payments or provide the Compliance Certificate shall constitute an Event of Default under this Lease. Upon such Event of Default, Landlord may, at its option, pay such portion of the City of Coon Rapids Loan Payments that are past due and such amounts, when paid, shall immediately be due and payable by Tenant to Landlord as additional rent. Furthermore, if Tenant is in default under either of the City of Coon Rapids Loans or if an event occurs under which the City exercises its rights under its mortgages against the Demised Premises (each an “Indemnifiable Event”), the Tenant shall save, defend, indemnify and hold harmless the Landlord and the Bank and their respective employees, officers, governors, directors, equityholders, representatives, agents, successors and assigns (each an “Indemnified Party”), from and against any and all losses, liabilities, damages, penalties, fines, expenses, costs and attorneys’ fees (collectively, “Damages”), which any Indemnified Party may sustain or become subject to as a result of an Indemnifiable Event. The indemnification obligations of Tenant set forth in this Section 3.2 are in addition to those indemnification obligations of Tenant set forth in Section 18.3.

ARTICLE IV

TAXES AND ASSESSMENTS

Section 4.1 Tenant covenants and agrees to pay monthly, as part of Rent, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, one-twelfth ( 1/12th) of all annual installments of real estate taxes and special assessments payable during the term of this Lease Agreement, including water rates and charges, sewer rates and charges including any sums payable for present or future sewer or water capacity, excises, levies, license and permit fees, charges for public utilities, other governmental charges, and all other charges or burdens of whatsoever kind and nature, without particularizing by any known name or by whatever name hereafter called, and whether any of the foregoing be general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind and nature whatsoever including, but not limited to, assessments for public improvements or benefits that shall, during the term hereby demised, be assessed, levied or imposed upon, or become payable and a lien upon the Demised Premises or any part thereof (all of which taxes, assessments, water rates and charges, sewer rates and charges, excises, levies, licenses and permits and other governmental charges are hereinafter referred to as “Taxes and Assessments”); provided, however, that if, by law, any special assessment is payable or may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such assessment), Tenant shall only be required to pay the same, together with any accrued interest on the unpaid balance of such assessment, in installments as the same respectively become payable and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment. Provided further that Tenant shall be responsible for any and all of said Taxes and Assessment payable in the year 2010 and in subsequent years, to and including the last year of the Term of this Lease. Notwithstanding the foregoing sentence, it is the intent of Landlord and Tenant that after delivery of the Demised Premises to Tenant, this is a Net Lease and Tenant shall be responsible for payment of Taxes and Assessments as defined herein.

Section 4.2 Tenant shall have the right to contest the amount or validity, in whole or in part, of any Taxes or Assessments by appropriate proceedings diligently conducted in good faith, but only after making its monthly payments of such Taxes and Assessments, unless such payment, or a payment thereof under protest, would operate as a bar to such contest or interfere materially with the prosecution thereof; in which event, notwithstanding the provisions of Section 4.1 thereof; Tenant may postpone or defer payment of such Taxes or Assessments if (i) neither the Demised Premises nor any part thereof would, by reason of such postponement or deferment, be in danger of being forfeited or lost, and (ii) Tenant shall have deposited cash or a Certificate of Deposit equal to one and one-half times the amount of the Real Estate Taxes or Assessments so contested, including interest, penalties and actual attorneys’ fees, and all charges that are assessed against or become a charge on the Demised Premises, or any part thereof, during the pendency of any such proceeding. Said cash or Certificate of Deposit in said amounts shall be payable to Landlord and shall be issued by a national bank, federal savings and loan association or federal savings bank approved by Landlord.

If, during the continuance of such proceedings, Landlord shall, from time to time, reasonably deem the amount deposited as aforesaid to be insufficient, Tenant shall, upon demand of Landlord, make deposits of such additional sums of money or Certificates of Deposit as Landlord may reasonably request. Upon failure of Tenant to make such additional deposits, the amount theretofore deposited may be applied by Landlord to the payment, removal and discharge of such Taxes and Assessments, and the interest and penalties in connection therewith, and any costs, fees (including attorneys’ fees) and other liability accruing in any such proceedings.

Upon the termination of any such proceedings, Tenant shall pay the amount of such Taxes or Assessments or part hereof, if any, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees), interest, penalties and other liability in connection therewith, and upon such payment Landlord shall return all amounts or Certificates deposited with it with respect to the contest of such Taxes or Assessments, as aforesaid, or, at the written direction of Tenant, Landlord shall make such payment out of the funds on deposit with Landlord and the balance, if any, shall be returned to Tenant. Tenant shall be entitled to any refund of any Taxes or Assessments and penalties and interest thereon received by Landlord which have been paid by Tenant, or which have been paid by Landlord but for which Landlord has been previously reimbursed in full by Tenant. Landlord shall not be required to join in any proceedings referred to in Section 4.2 unless the provision of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in Landlord’s name upon compliance with such conditions as Landlord may reasonably require. Landlord shall not ultimately be subject to any liability for the payment of any fees (including reasonable attorneys’ fees), costs or expenses in connection with such proceedings. Tenant agrees to pay all such fees (including reasonable attorneys’ fees), costs and expenses or, on demand, to make reimbursement to Landlord for such payment. During the time when any such Certificate of Deposit is on deposit with Landlord, and prior to the time when the same is returned to Tenant or applied against the payment, removal or discharge of any Taxes or Assessments, as above provided, Tenant shall be entitled to receive all interest paid thereon. Cash deposits shall not bear interest.

Section 4.3 If, at any time during the term of this Lease Agreement, under the laws of the United States or of the State of Minnesota, or any political subdivision thereof in which the Demised Premises are situated, a tax or excise on rents or other tax, however described (including but not limited to any gross receipts tax), is levied or assessed by the United States or by said State or political subdivision against Landlord or the annual or monthly rent expressly reserved under this Lease Agreement, Tenant covenants to pay and discharge such tax or excise on rents, or other tax, but only to the extent of the amount thereof which is lawfully assessed or imposed upon Landlord and which was so imposed or assessed as a direct result of Landlord’s ownership of the Demised Premises, or of this Lease Agreement or of the rentals accruing under this Lease Agreement, it being the intention of the parties hereto that the rent to be paid hereunder shall be paid to Landlord with absolutely no deduction of any nature whatsoever, foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind or description except as in this Lease Agreement is otherwise expressly provided. Nothing in this Lease Agreement contained shall require Tenant to pay any municipal, state or federal income or excess profits taxes assessed against Landlord, or any municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord.

Section 4.4 Taxes and Assessments due and payable in 2010 for the Demised Premises are Sixty-Three Thousand Six Hundred Thirty-eight and  84/100 Dollars ($63,638.84) and shall be paid by Tenant in twelve (12) equal monthly installments of Five Thousand Three Hundred Three and  24/100 Dollars ($5,303,24). Monthly payments of taxes and Assessments shall be adjusted each year so that the full amount of Taxes and Assessments due for such year are paid for by Tenant. As soon as reasonably possible after receipt of the annual tax bill for the Demised Premises, Landlord shall provide a copy thereof to Tenant and Tenant’s monthly obligation for Taxes and Assessments shall be adjusted in accordance therewith. If the total monthly payments made by Tenant pursuant to this Section exceed the amount of payments necessary for said Taxes and Assessments in any given year, such excess shall be credited on subsequent monthly payments of the same nature, except that any excess payment made at the end of the Term shall be refunded to Tenant. If the total of such monthly payments so made under this Section shall be insufficient to pay such Taxes and Assessments when due, then Tenant shall pay to Landlord such amount as may be necessary to make up the deficiency. Payment by Tenant of Taxes and Assessments under this Section shall be considered as performance of such obligation under the provisions of Section 4.1 hereof.

ARTICLE V

INSURANCE

Section 5.1 Tenant, at its sole cost and expense, but for the mutual benefit of Landlord and Tenant shall maintain or cause to be maintained:

5.1.1 Comprehensive bodily injury and property damage liability insurance against claims for bodily injury, death or property damage occurring in, on, or about the Demised Premises, and against claims for bodily injury, death or property damages arising out of the negligence of Tenant or Tenant’s guest, contractors, subcontractors or invitees in, on or about any adjoining street, avenue, property and passageway, naming Landlord as the insured, such insurance to afford minimum protection during the term of this Lease Agreement or any extension thereof of not less than Five Million and No/100 ($5,000,000.00) Dollars single limit coverage in respect to bodily injury or death to any persons and property damage on an occurrence basis;

5.1.2 Boiler and pressure vessel insurance (including, but not limited to, pressure pipes, steam pipes and condensation return pipes) provided the Building contains a boiler or other pressure vessel or pressure pipes, in an amount reasonably required by Landlord; and

5.1.3 Such other insurance, and in such amounts as may from time to time be reasonably required by Landlord, which include “special peril” coverage, including, but not limited to full replacement cost coverage for fire, windstorm and extended coverages, sprinkler leakage coverage, theft, vandalism and malicious mischief endorsements, and also against other insurable hazards that at the time are commonly insured against in the case of Demised Premises and buildings similar in construction, general location, use and occupancy to the Demised Premises and the Building.

The insurance set forth in this Section 5.1 shall be maintained by Tenant at not less than the limits set forth herein until reasonably required to be changed from time to time by Landlord, in writing, or as a result of any opinion requiring an increase in coverage by any insurer providing the coverage whereupon Tenant covenants to secure and maintain, forthwith, such protection in the amount or amounts so required by Landlord or such insurer.

Section 5.2 All policies of insurance relating to fire, windstorm and extended coverage shall provide that the proceeds thereof shall be payable to Landlord and if Landlord so requires shall also be payable to the holder of any mortgage now or hereafter becoming a lien on the fee of the Demised Premises, or any part thereof, as the interest of such holder appears, pursuant to a standard mortgagee clause. All such policies of insurance shall provide that any loss shall be payable to Landlord notwithstanding any act or omission of Tenant which might otherwise result in a forfeiture or reduction of such insurance and each policy required under this Article V shall have attached thereto (i) an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days’ prior written notice to Landlord, and (ii) an endorsement to the effect that the insurance as to the interest of Landlord shall not be invalidated by any act or neglect of any person. All policies of insurance shall be written in companies reasonably satisfactory to Landlord and licensed in the State of Minnesota, and shall be written in such form and shall be distributed in such companies as shall be reasonably acceptable to Landlord. Such policies shall be delivered to Landlord endorsed “Premium Paid” by the company or agent issuing the same, or accompanied by other evidence satisfactory to Landlord that the premiums thereon have been paid. Such policies and evidence of payment shall be delivered to Landlord prior to occupancy of the Demised Premises or any portion thereof by Tenant, and upon expiration of such policy, a new policy, plus evidence of premium payment, shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the then current policy term.

Section 5.3 Landlord agrees that the policies of insurance set forth in Section 5.1 hereof may contain a waiver of subrogation clause as to Tenant. Provided that the aforesaid fire and extended coverage insurance is in full force and effect and remains so, Landlord waives, releases and discharges Tenant from all claims or demands whatsoever which Landlord may have or acquire in the future arising out of damage to or destruction of the Demised Premises, or any portion thereof, occasioned by fire or extended coverage risk, whether such claim or demand may arise because of the negligence of Tenant, its agents or employees or otherwise, and Landlord agrees to look only to the insurance coverage in the event of such loss.

Section 5.4 Tenant shall maintain insurance coverage upon all personal property of Tenant and the personal property of others kept, stored or maintained on the Demised Premises against loss or damage by fire, windstorm or other casualties for such amount as Tenant may desire, and Tenant agrees that such policies shall contain a waiver of subrogation clause as to Landlord.

Tenant hereby waives, releases and discharges Landlord from all claims or demands whatsoever that Tenant may have or acquire in the future, arising out of damage to or destruction of such contents occasioned by fire or by extended coverage risk, whether such claim or demand may arise because of the negligence of Landlord, its agents or employees or otherwise, and Tenant agrees to look only to the insurance coverage in the event of such loss.

Section 5.5. In addition to the insurance requirements set forth in this Article V, Tenant shall comply with the insurance obligations of Landlord under the Bank Loan as well as those insurance obligations set forth in the mortgages entered by Landlord in connection with the City of Coon Rapids Loans. The Tenant shall ensure that its policies of insurance for the Demised Premises identify the Bank and the City as additional insureds and loss payees.

ARTICLE VI

UTILITIES

Section 6.1 It is further agreed that Tenant will pay all charges for water, electricity, light, heat, gas, power, sewer, steam or other utilities furnished to the Demised Premises, and for any deposits required by any such company furnishing such utilities.

Section 6.2 In the event any charge is made for present or future water or sewer capacity to serve the Demised Premises, or any portion thereof, such charge shall be deemed to be a utility charge payable by Tenant.

ARTICLE VII

REPAIRS

Section 7.1 Save and except for the completion of incomplete items provided for in Article II, Section 2.5 hereof, and the completion of the Deferred Maintenance Items, Tenant, at its sole cost and expense, from and after the Commencement Date and throughout the term of this Lease Agreement, shall take good care of the Demised Premises and all improvements erected thereon and shall keep the same in good order and condition, and make and perform all necessary routine maintenance and repairs thereof, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, of every nature, kind and description. When used in this Article VII, the term “repairs” shall include all necessary replacements, renewals, alterations, additions and betterments. All repairs made by Tenant shall be at least equal in quality and cost to the original work. The necessity for or adequacy of repairs shall be measured by the standards which are appropriate for buildings of similar construction and class, provided that Tenant shall in any event make all repairs necessary to avoid any structural damage or other damage or injury to the Building or other improvements erected on the Demised Premises. Landlord’s prior written consent shall be required for any Tenant repair, the cost of which exceeds $15,000. Landlord shall not unreasonably withhold or delay its consent to any such repair.

Section 7.2 Tenant shall put, keep and maintain all portions of the Demised Premises and the parking areas, sidewalks, curbs, entrances, passageways and all areas adjoining the same, in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions.

Section 7.3 Other than warranty work required by law, and once the Improvements and Deferred Maintenance Items have been completed, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about, or to the Demised Premises or any improvements erected thereon. After completion of the Improvements and the Deferred Maintenance Items, Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Demised Premises and improvements thereon.

Section 7.4 Tenant shall not do or suffer to be done any waste or damage, disfigurement or injury to the Demised Premises, or any improvements erected thereon, or to the fixtures or equipment therein, or permit or suffer to occur any overloading of the floors or other use of the improvements that would place an undue stress on any improvement or portion thereof beyond that for which such facility was designed.

ARTICLE VIII

COMPLIANCE WITH LAWS

Section 8.1 Subject to the provisions of Article II, Section 2.1, throughout the term of this Lease Agreement, Tenant, at Tenant’s sole cost and expense, shall promptly remove any violation and shall promptly comply with any and all present and future laws and ordinances and the orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of the Board of Fire Underwriters where the Demised Premises are situated, or any other body hereafter constituted exercising similar functions, which may affect or be applicable to the Demised Premises, or any part thereof, or the sidewalks, curbs, passageways, alleys or entrances, or to the use or manner of use of the Demised Premises or any part thereof, and whether the correction or removal so necessitated shall have been foreseen or unforeseen, or whether or not the same shall involve extraordinary construction or other disposition.

Section 8.2 Tenant shall likewise observe and comply with, or shall cause to be observed and complied with, all requirements of all policies of public liability, fire and extended coverage and other insurance at any time in force with respect to the Demised Premises, or any improvements thereon, during the period that Tenant is required to maintain such insurance.

Section 8.3 Notwithstanding that it may be usual and customary for Landlord to assume responsibility and performance of any or all of the obligations set forth in this Article VIII, and notwithstanding any order, rule or regulation directed to Landlord to perform, Tenant hereby assumes such obligations because, by the nature of this Lease Agreement, the rents and income derived from this Lease Agreement by Landlord are net rentals not to be diminished by any expense incident to the ownership of the Demised Premises or any portion thereof.

ARTICLE IX

MECHANIC’S LIENS AND OTHER LIENS

Section 9.1 Tenant shall not suffer or permit any mechanic’s liens to be filed against the Demised Premises or any part or portion thereof, by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant, or to anyone holding the Demised Premises or any part thereof, through or under Tenant. If any such mechanic’s liens shall at any time be filed against the Demised Premises or any part or portion thereof, Tenant shall cause the same to be discharged of record within sixty (60) days after the date of filing the same. If Tenant shall fail to discharge such mechanic’s lien or liens within such period then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in a court of law or by giving security, or in such manner as is, or may be, prescribed by present or future law. Any amount paid by Landlord for any of the aforesaid purposes, and all reasonable legal and other expenses of Landlord including reasonable attorneys’ fees, incurred in procuring the discharge of such lien or liens, with all necessary disbursements in connection therewith, with interest thereon at the Lease Interest Rate from the date of payment, shall be repaid by Tenant to Landlord on demand by Landlord, and if unpaid may be treated as additional rent. Nothing herein contained shall imply any consent or agreement on the part of Landlord to subject Landlord’s estate to liability under any mechanic’s lien law.

Section 9.2 The provisions of Section 9.1 shall not apply to Landlord’s obligations under Article II of this Lease Agreement and Landlord agrees to indemnify, defend and hold harmless Tenant with respect to mechanic’s liens accruing by reason of Landlord’s obligations under Article II hereof. Landlord agrees to discharge said liens in the manner set forth in Section 9.1 hereof.

Section 9.3 Nothing in this Lease Agreement contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to, repair of the Demised Premises or any part or portion thereof, or for the demolition or replacement of any improvement now on the Demised Premises or hereafter erected thereon.

Section 9.4 Tenant shall not create or permit to be created or to remain, and shall promptly discharge, any other lien, encumbrance or charge or security interest, or other interest which might be or become a lien, encumbrance or charge upon the Demised Premises or any part or portion thereof, or the income therefrom, having any priority or preference over or ranking on a parity with the estate, rights and interest of Landlord in the Demised Premises or any part or portion thereof, or the income therefrom (except any mortgage liens created on the fee by Landlord), and Tenant shall not suffer any other matter or thing whereby the estate, right and interest of Landlord in the Demised Premises or any part or portion thereof, or the income therefrom, might be impaired. This Section 9.4 shall not apply to any lien, encumbrance, charge or security interest that may be or may become a lien, encumbrance or charge upon the Demised Premises or any part thereof, or the income therefrom if the same is created by Landlord.

Section 9.5 Tenant shall have the right to contest the validity or amount of any mechanic’s lien or any lien referred to in the foregoing provision of this Article IX, provided that Tenant deposit with Landlord cash or a Certificate of Deposit payable to Landlord in an amount equal to 150% of the amount of such lien. Such Certificate of Deposit shall be issued by a national banking association or a federal savings and loan association. Such deposit shall be held, administered and distributed in accordance with the provision of Section 4.2 hereof relating to the contest of the amount or validity of any Taxes and Assessments.

ARTICLE X

INTENT OF PARTIES

Section 10.1 It being the intent and purpose of the respective parties hereto that this Lease Agreement shall be a “Net Lease” and that all rentals shall be paid to Landlord without diminution, except as otherwise expressly provided herein, the parties agree that all cost or expense of whatever character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, and of every kind and nature whatsoever that may be necessary in the operation of the Demised Premises, and all improvements erected thereon, and Tenant’s authorized use thereof during the entire term of this Lease Agreement, or any extension thereof, shall be paid by Tenant, and all provisions of this Lease Agreement relating to Taxes and Assessments, charges or other expenses are to be construed in light of such intent and purpose that the Lease Agreement be a “Net Lease,” and that all rentals shall be paid to Landlord without diminution, reduction or offset, except as otherwise expressly provided herein.

Section 10.2 If Tenant shall at any time fail to pay any Taxes and Assessments in accordance with the provisions of Article IV, or to obtain, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in Article V, or shall fail to make any other placement or perform any other act on its part to be made or performed, Landlord, after fifteen (15) days prior written notice to Tenant (or without notice in case of emergency), and without waiving or releasing Tenant from any obligation of Tenant contained in this Lease Agreement, may, but shall be under no obligation to pay any Taxes and Assessments payable by Tenant pursuant to the provisions of Article IV; (ii) obtain, pay for and maintain any of the insurance policies provided for in this Lease Agreement; or (iii) make any other payment or perform any other act on Tenant’s part to be paid or performed as in this Lease Agreement provided, and Landlord may enter upon the Demised Premises for any such purpose and take all such action therein or thereon as may be necessary therefor. Nothing herein contained shall be deemed as a waiver or release of Tenant from any obligation of Tenant in this Lease Agreement contained.

Section 10.3 All sums so paid to Landlord and costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with the performance of any such act, together with interest thereon at the Lease Interest Rate from the respective dates of Landlord’s making of each payment of each such cost and expense, including reasonable attorneys’ fees, shall be paid by Tenant to Landlord on demand Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or not incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover, as damages for such breach, the uninsured amount of any loss (to the extent of any deficiency in the insurance required by the provisions of this Lease Agreement, damages, costs and expenses of suit, including reasonable attorneys’ fees) suffered or incurred by reason of damage to or destruction of the Demised Premises or any part or portion thereof, occurring at any period when Tenant shall have failed or neglected to provide insurance as aforesaid. If Tenant shall fail to perform any act required of it, Landlord may perform the same, but shall not be required to do so, in such manner and to such extent as Landlord may deem necessary or desirable and, in exercising any such right, may employ counsel and pay necessary and incidental costs and expenses, including reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the Lease Interest Rate from the date of making such expenditure by Landlord, shall be deemed additional rent herein and, except as is otherwise expressly provided herein, shall be payable to Landlord on demand or, at the option of Landlord, may be added to any monthly rental then due or thereafter becoming due under this Lease Agreement, and Tenant covenants to pay any such sum or sums, with interest as aforesaid, and Landlord shall have, in addition to any other right or remedy of Landlord, the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of monthly Rent.

ARTICLE XI

DEFAULTS OF TENANT

Section 11.1 If any one or more of the following events (in this Article sometimes called “Events of Default”) shall occur:

11.1.1	if default shall be made by Tenant, by operation of law or otherwise, under the provisions of Article XV hereof relating to assignment, sublease, mortgage or other transfer of Tenant’s interest in this Lease Agreement or in the Demised Premises or in the income arising therefrom;

11.1.2	if default shall be made in the due and punctual payment of (i) any Base Rent, or (ii) ) in the payment of any obligation to be paid by Tenant (including additional rent), when and as the same shall become due and payable, and such default shall continue for a period of five (5) days after such payment is due and payable;

11.1.3	if default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease Agreement, other than those referred to in the foregoing subsections 11.1.1 and 11.1.2 of this Section 11.1 or Section 3.2, which does not expose Landlord to criminal liability, and such default shall continue for a period of thirty (30) days after written notice thereof given by Landlord to Tenant, and Tenant fails to proceed timely and promptly with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with all due diligence, or in the case of such a default or a contingency which cannot with due diligence and in good faith be cured within said time, Tenant shall proceed promptly to cure the same and thereafter to prosecute the curing of such default with due diligence and in good faith (it being intended that in connection with a default which does not expose Landlord to criminal liability and is not being susceptible of being cured with due diligence and in good faith within thirty (30) days, the time of Tenant within which to cure the same shall be extended for such period as may be necessary for the curing thereof promptly with due diligence and in good faith);

11.1.4	if at any time during the term of this Lease, any part or all of the corporate shares of Tenant or Guarantor or any part or all of the assets of Tenant or Guarantor shall be transferred by merger, sale, assignment, bequest, inheritance, operation of law or other disposition;

11.1.5	if Tenant shall voluntarily file, or cause to be filed against Tenant, a petition under the United States Bankruptcy Code or laws or a petition is filed by another person under such laws against Tenant and the same is not dismissed by court order within ninety (90) days, or an order for relief is entered or sought under the United States Bankruptcy Code or laws relating to Tenant is not stayed within ninety (90) days; or Tenant makes an assignment for the benefit of creditors; or Tenant shall apply for or consent to the appointment of any receiver, custodian or trustee, or a similar officer shall be appointed without the application or consent of Tenant, and such appointment shall continue undischarged for a period of ninety (90) calendar days; or Tenant shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition application or otherwise) against Tenant and shall remain undismissed for a period of ninety (90) calendar days;

11.1.6	if default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease Agreement, other than those referred to in the foregoing subsections of this Section 11.1 or in Section 3.2, and which exposes Landlord to criminal liability, and such default shall continue after written notice thereof given by Landlord to Tenant, and Tenant fails to proceed timely and promptly with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with all due diligence (it being intended that in connection with default which exposes Landlord to criminal liability Tenant shall proceed immediately to cure or correct such condition with continuity and with all due diligence and in good faith); or

11.1.7	if an Event of Default occurs under Section 3.2 of this Lease;

then, and in any such event, Landlord, at any time thereafter during the continuance of any such Event of Default, may give written notice to Tenant specifying such Event of Default or Events of Default and stating that this Lease Agreement and the terms hereby demised shall terminate on the date specified in such notice, which shall be at least ten (10) days after the giving of such notice, and upon the date specified in such notice this Lease Agreement and the terms hereby demised and all rights of Tenant under this Lease Agreement, including all rights of renewal whether exercised or not, shall terminate. Notwithstanding the foregoing, upon the occurrence of an Event of Default under this Section 11.1.5, the Lease will automatically terminate as fully and completely as if the day of the happening of such contingency were the date herein specifically fixed for the expiration of the Term of this Lease. In addition, notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 3.2 of this Lease, Landlord shall also have the remedy set forth in Section 3.2 hereof, which may be exercised without the giving of notice to the Tenant.

Section 11.2 Upon expiration or termination of this Lease Agreement, Tenant shall quit and peaceably surrender the Demised Premises or any part or portion thereof, to Landlord, and Landlord, upon or at any time after any such expiration or termination may, without further notice, enter upon and re-enter the Demised Premises, and all portions thereof, and repossess itself of the Demised Premises by force, summary proceeding, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and all portions thereof, and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

Section 11.3 At any time, or from time to time after any such expiration or termination of this Lease, Landlord may relet the Demised Premises, or any part or portion thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period that would otherwise have constituted the balance of the term of this Lease Agreement) and on such conditions (which may include concessions or free rent) as Landlord, in its sole discretion, may determine and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises or any part or portion thereof, or for any failure to collect any rent due upon any such reletting.

Section 11.4 No such expiration or termination of this Lease Agreement, including a termination of this Lease Agreement as a result of an Event of Default under Section 11.1.5 hereof, shall relieve Tenant of its liabilities and obligations under this Lease Agreement, and such liabilities and obligations shall survive any such expiration or termination.

11.4.1 In the event of termination of this Lease, other than a termination as a result of an Event of Default under this Article XI, Section 11.1.5, whether or not the Demised Premises or any part or portion thereof shall have been relet, Tenant shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default:

(a)	Landlord shall have the right to accelerate all Base Rent for the remainder of the Term up to a maximum of three (3) years Base Rent; provided however that, with respect to the Bank Loan Payment portion of Base Rent, Landlord shall have the right to accelerate the remaining principal and accrued, but unpaid interest due on the Bank Loan, as well as require that Tenant pay to Landlord all remaining principal and accrued, but unpaid interest due on the City of Coon Rapids Loans (the “Liquidated Rent”). Landlord may declare the Liquidated Rent all immediately due and payable with a present value discount one (1) percentage point below the prime rate published as the Wall Street Journal prime rate in the Wall Street Journal on the date Landlord elects said remedy, plus

(b)	The equivalent of the amount of insurance premiums, and other expenses and charges to be paid by Tenant hereunder which would be payable under this Lease Agreement by Tenant for the remainder of the Term up to a maximum of three (3) years if this Lease Agreement were still in effect, less

(c)	the net proceeds of any reletting effected pursuant to the provisions of Section 11.3 hereof after deducting all of Landlord’s expenses in connection with such reletting including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation of the Demised Premises, or any part or portion thereof, for such reletting.

Tenant shall pay such current damages (hereinafter called “Deficiency”) to Landlord monthly on the days on which the Base Rent would have been payable under this Lease Agreement if this Lease Agreement were still in effect, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise.

11.4.2 If this Lease Agreement terminates as a result of an Event of Default under Article XI, Section 11.1.5 of the Lease, then Landlord shall be entitled to recover from Tenant or Tenant’s estate (in lieu of the equivalent of the amount of all Base Rent unpaid at the date of such termination) as damages for loss of the bargain and not as a penalty, an aggregate sum which at the time of such termination represents the difference between i) the then-present worth of the aggregate of the Base Rent, insurance premiums and all other expenses and charges payable by Tenant hereunder that would have accrued for the balance of the Term of this Lease Agreement; and ii) the then present worth of the aggregate rental value of the Demised Premises for the balance of such Term, unless any statute or rule of law covering the proceedings in which such damages are to be proved shall limit the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages by reason of such breach and termination of this Lease Agreement the maximum amount which may be allowed by or under any such statute or rule of law which may govern the proceedings in which such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the excess of the Base Rent over the rental value referred to above.

11.4.3 The remedies provided in this Article XI, Section 11.4 shall in no way limit or affect any of Landlord’s other rights pursuant to this Lease, at law or in equity. Specified remedies to which Landlord may resort under the terms of this Article XI, Section 11.4 are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled.

Section 11.5 No failure by Landlord or by Tenant to insist upon the performance of any of the terms of this Lease Agreement or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any of the terms of this Lease Agreement. None of the terms of this Lease Agreement to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord and/or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease Agreement, but each of the terms of this Lease

Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach of this Lease Agreement. No waiver of any default of either party herein shall be implied from any omission by the other party to take any action on account of such default, if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by either party shall not be construed as a Waiver of a subsequent breach of the same covenant, term or condition.

Section 11.6 In the event of any breach or threatened breach by Tenant of any of the terms contained in this Lease Agreement, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though entry, reentry, summary proceedings and other remedies were not provided for in this Lease Agreement. Each remedy or right of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or the beginning of the exercise by Landlord of any one or more of such rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies.

ARTICLE XII

DESTRUCTION AND RESTORATION

Section 12.1 Provided Tenant has in full force and effect at the time of such damage or destruction the insurance policies of the kind and in the amount required by Section 5.1 hereof, Landlord covenants and agrees that in case of damage to or destruction of the Building, or the machinery, fixtures and equipment thereon contained (exclusive of Tenant’s personal property and trade fixtures), by fire or otherwise, Landlord shall promptly, at its sole cost and expense, repair, restore and rebuild the Building or the portion that was damaged to the condition that it was in immediately prior to such damage or destruction, or with such changes, alterations or modifications as may be made (including the substitution and addition of other property) in conformity with Article XIX hereof, If the net amount of the insurance proceeds received by Landlord is insufficient to restore, repair and rebuild the Building, machinery, fixtures and equipment therein contained, Tenant will pay the amount of the deficiency required to restore, repair and rebuild the Building, machinery, fixtures and equipment. Landlord may require, at its election, the Tenant to deposit with Landlord a cash deposit equal to the amount of the deficiency prior to commencing any repair or restoration of the Building. Any restoration or repair shall be completed in accordance with the applicable building codes existing at the time of the restoration or repair. The provisions and conditions in Article XIX herein contained applicable to changes or alterations shall similarly apply to work required to be done under this Article XII. In the event that Tenant fails to maintain in force and effect at the time of such damage or destruction the insurance policies of the kind and in the amount required by Section 5.1 hereof, and if as a result thereof the net amount of insurance proceeds recovered by Landlord is insufficient to restore, repair and rebuild the Building, machinery, fixtures and equipment therein contained (exclusive of Tenant’s personal property and trade fixtures). Tenant will deposit with Landlord a cash deposit equal to the reasonable estimate of the amount necessary to restore, repair and rebuild the same, less the amount of such insurance proceeds available. Said deposit shall be made upon the written request of Landlord. Notwithstanding the foregoing, in the event such insufficiency in insurance proceeds is caused by reason of any act or omission of Landlord, Landlord shall make the amount of such insufficiency available for restoration; provided, however, no act or omission by Landlord relating to the existence, limits of coverage, amounts recoverable, procuring new or additional coverage, or continuance of any existing coverages on cancellation shall constitute an act or omission within the meaning of this sentence.

Section 12.2 All insurance monies recovered by Landlord on account of such damage or destruction less the costs, if any, to Landlord of such recovery, together with any monies deposited with Landlord by Tenant or supplied by Landlord pursuant to Section 12.1 above, shall be invested by Landlord in Landlord’s sole discretion, and all such insurance monies, monies deposited with Landlord by Tenant or supplied by Landlord, and interest investment earnings thereon, shall be applied by Landlord to the payment of the costs of repairing, restoring and rebuilding (hereinafter in this Article referred to as the “Work”), and shall be paid out from time to time as the Work progresses. upon the written request of Tenant, said request to be accompanied by a certificate of the architect or a qualified professional engineer in charge of the Work stating that as of the date of such certificate the sum requested is justly due to the contractors, subcontractors, materialmen, laborers, engineers, architects, or persons, firms or corporations rendering labor, material or services for such Work, or is justly required to reimburse Tenant for any expenditures made by Tenant in connection with such Work and, when added to all sums previously paid out by Landlord does not exceed the value of the Work performed to the date of such certificate by all of said parties; (ii) except for the amount, if any, stated in such certificate to be due for labor, material or services, there is no outstanding indebtedness known to the person signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such work which, if unpaid, might become the basis of a mechanic’s lien or similar lien with respect to the Work or upon the Demised Premises or any part or portion thereof; and (iii) the costs, as estimated by person signing such certificate, of the completion of the Work required to be done subsequent to the date of such certificate in order to complete the Work, does not exceed the insurance monies plus any amount deposited by Tenant to defray such costs and remaining in the hands of Landlord after payment of the sum requested in such certificate.

Tenant shall furnish Landlord at the same time of any such payment with evidence reasonably satisfactory to Landlord that there are no unpaid bills in respect to any of the labor, services or materials performed, furnished or supplied in connection with such Work. Landlord shall not be required to pay out any monies where Tenant fails to supply the evidence of payment of labor, services or materials performed, furnished or supplied, as aforesaid. If the insurance monies in the hands of Landlord and such other sums, if any, deposited with or supplied by Landlord pursuant to Section 12.1 hereof, together with interest and investment earnings thereon, shall be insufficient to pay the entire cost of the Work, Tenant agrees to pay the deficiency promptly upon demand. Upon completion of the Work and payment in full thereof by Tenant, Landlord shall turn over to Tenant, upon submission of proof reasonably satisfactory to Landlord that the Work has been paid for in full and the damaged or destroyed buildings repaired, restored or rebuilt as nearly as possible to the condition they were in immediately prior to such damage or destruction, or with such Changes or Alterations as may be made in conformity with Article XIX, any insurance and other monies then remaining and any interest and investment earnings thereon.

Section 12.3 Tenant’s obligations to make payment of the Base Rent (including the Bank Loan Payment), the Other Loan Payments, insurance premiums and other expenses and charges on the part of Tenant to be paid, and the obligation of Tenant to perform all other covenants and agreements on the part of Tenant to be performed, shall not be affected by any such damage to or destruction of the Building or the Demised Premises by fire or otherwise, and Tenant waives any right now or hereafter conferred upon Tenant by statute or otherwise to quit or surrender this Lease Agreement or the Demised Premises, or any part or portion thereof, or to any suspension, diminution, abatement or reduction of rent on account of any such damage or destruction.

Section 12.4 To the extent that any insurance monies which would otherwise be payable to Landlord and used in the restoration of a damaged or destroyed building are paid to any mortgagee of Landlord and applied in payment of or reduction of the sum or sums secured by any such mortgage or mortgages made by Landlord on the Demised Premises, Landlord shall make available for the use of Tenant in connection with the repairing, restoring and rebuilding of any damaged or destroyed building on the Demised Premises an amount equal to the amount payable to the holder of an Encumbrance, and such sum shall be applied in the manner provided in Section 12.2 hereof, but failure of Landlord to make any such payments will not affect Tenant’s obligation under Section 12.3.

Section 12.5 The provisions of this Article XII shall apply only to damage or destruction of a building erected on the Demised Premises and ready for beneficial occupancy by Tenant. Any such damage or destruction occurring to the Improvements being constructed pursuant to the provisions of Article II of this Lease Agreement which occurs prior to the Construction Completion Date shall be repaired, replaced or rebuilt by Landlord and Landlord shall maintain builder’s risk insurance in an amount equal to one hundred percent (100%) of the replacement value of the work completed and the materials stored at the site of the work during construction of such Improvements and all insurance monies received by Landlord under its builder’s risk insurance policies shall be applied by Landlord to restore, repair or rebuild the damaged or destroyed Improvements.

Section 12.6 In the event the Demised Premises are damaged or destroyed to an extent greater than sixty percent (60%) of their full replacement value by fire or other casualty during the last two years of the term of this Lease Agreement or the last year of any extension hereof, and provided Tenant has in full force and effect at the time of such damage or destruction the insurance policies of the kind and in the amount required by Section 5.1 hereof, Tenant may elect to terminate this Lease Agreement, without obligation to restore or rebuild, as of the date of such damage or destruction by giving Landlord an appropriate written notice to that effect within sixty (60) days after such damage or destruction. In the event Tenant elects to terminate this Lease Agreement, as set forth in this section, Landlord shall be entitled to receive and retain as its sole property, free and clear of any claim of Tenant, the full amount of the proceeds of the insurance on the damaged or destroyed buildings. Except as set forth in the next sentence, all Base Rent or other charges paid or payable shall be adjusted as of the date that Tenant quits the Demised Premises and surrenders the same to Landlord and an appropriate payment or refund shall be made as the case may be. No termination of this Lease by Tenant under this Section 12.6 shall relieve Tenant of the obligation to pay to Landlord any remaining Bank Loan Payments or Other Loan Payments, all of which shall accelerate and become due and payable to Landlord on the effective date of the termination of this Lease under this Section 12.6.

ARTICLE XIII

CONDEMNATION

Section 13.1 If, during the Term of this Lease Agreement, there is a “Total Taking,” as defined in any Encumbrance, this Lease Agreement and all right, title, and interest of Tenant hereunder shall cease and come to an end on the date of possession by the condemning authority to such proceedings and Landlord shall be entitled to and shall receive the total award made in such proceedings. Tenant hereby assigns any interest in such award to Landlord subject, however, to the provisions of Section 13.3 hereof.

Section 13.2 If there is less than such a “Total Taking,” this Lease shall not be terminated. Landlord shall be entitled to and shall receive the total award made in such proceedings, and Tenant hereby assigns any interest in such award to Landlord subject, however, to the provisions of Section 13.3 hereof. Tenant, in such case, covenants and agrees, at Tenant’s sole cost and expense (subject to reimbursement to the extent hereinafter provided), promptly to restore that portion of the Building on the Demised Premises not so taken to a complete architectural unit for the use and occupancy of Tenant as in this Lease provided. In the event the net amount of the award (after deduction of all costs and expenses, including attorneys’ fees) that may be received by Landlord in any such proceedings for physical damage to the Building is insufficient to pay all costs of such restoration, Tenant shall deposit with Landlord such additional sum as may be required upon the written request of Landlord. The provisions and conditions in Article XIX applicable to Changes and Alterations shall apply to Tenant’s obligations to restore that portion of the Building to a complete architectural unit. Landlord agrees, in connection with such restoration, to invest the amount of such award as directed by Tenant with the approval of Landlord, and to apply the net amount of any award (after deduction of all costs and expenses, including attorneys’ fees) and any interest and investment earnings thereon, that may be received by Landlord in any such proceedings for physical damage to the Building, and any interest and investment earnings thereon, to the costs of restoration thereof and the said net award for physical damage to the Building, and any interest and investment earnings thereon, shall be paid out from time to time to Tenant, or on behalf of Tenant, as such restoration progresses upon the written request of Tenant, which request shall be accompanied by a certificate of the architect or the registered professional engineer in charge of the restoration stating (i) that the sum requested is justly due to the contractors, subcontractors, materialmen, laborers, engineers, architects or other persons, firms or corporations rendering labor, material or services for such work of restoration, or is justly required to reimburse Tenant for such work of restoration, or is justly required to reimburse Tenant for expenditures made by Tenant in connection with such work of restoration and, when added to all sums previously paid out by Landlord, does not exceed the value of the restoration work performed to the date of such certificate; and (ii) that the net amount of any such award for physical damage to the Building remaining in the hands of Landlord together with the sums, if any, deposited by Tenant with Landlord pursuant to the provisions hereof, will be sufficient upon the completion of such restoration to pay for the same in full. If payment of the award for physical damage to the Building, as aforesaid, shall not be received by Landlord in time to permit payments as the work of restoration progresses, Tenant shall, nevertheless, perform and fully pay for such work without delay (except such delays as are referred to in Article XIX hereof), and payment of the amount to which Tenant may be entitled shall thereafter be made by Landlord out of the net award for physical damage to the Building as and when payment of such award is received by Landlord. Tenant shall also furnish Landlord with each certificate hereinabove referred to, together with evidence reasonably satisfactory to Landlord that there are no unpaid bills in respect to any work, labor, services, supplies or materials performed, furnished or supplied, or claimed to have been performed, furnished or supplied, in connection with such restoration, and that no liens have been filed against the Demised Premises or any part or portion thereof Landlord shall not be required to pay out any funds when there are unpaid bills for work, labor, services, supplies or materials performed, furnished or supplied in connection with such restoration, or where a lien for work, labor, services, supplies of materials performed, furnished or supplied has been placed against the Demised Premises or any part or portion thereof. From and after the date of possession of the condemning authority in such proceedings, a just and proportionate part of the Base Rent, according to the extent and nature of such taking, shall abate for the remainder of the Term. There shall be no Abatement of that portion of the Base Rent constituting the Bank Loan Payments.

Section 13.3 In any taking of the Demised Premises, or any part or portion thereof, whether or not this Lease Agreement is terminated as in this Article provided, Tenant shall not be entitled to any portion of the award for the taking of the Leased Land or damage to the Building (except as otherwise provided in Section 13.2 with respect to the restoration of the Demised Premises, or for the estate of interest of Tenant therein, all such awards being hereby assigned to Landlord, except that Tenant shall have, nevertheless, the right to prove in the proceedings and to receive any award which may be made for damages to or condemnation of Tenant’s moveable trade fixtures and equipment and the unamortized cost of any alterations or additions to the Demised Premises made and paid for by Tenant, or for such other damage as Tenant may be allowed under present or future law for items other than the land or Building, or the estate or interest of Tenant therein, or the interest of Tenant in this Lease Agreement.

Section 13.4 In the event of the termination of this Lease, or any part thereof, as a result of any such proceedings, Tenant shall pay to Landlord all Base Rent and all other charges payable by Tenant with respect to that portion of the Demised Premises so taken in such proceedings and with respect to which this Lease Agreement shall have terminated justly apportioned to the date of possession by the condemning authority. From and after the date of possession of the condemning authority in such proceedings, Tenant shall continue to pay the Rent, insurance premiums and other expenses and charges as in this Lease Agreement provided to be paid by Tenant, subject to an abatement of a just and proportionate part of the Base Rent according to the extent and nature of such taking as provided for in Section 13.2 hereof as to the Demised Premises remaining after such taking, and no abatement or suspension shall be made by reason of damage or destruction or impairment of use of the area not taken. No termination of this Lease by Tenant under this Section 13.4 shall relieve Tenant of the obligation to pay to Landlord any remaining Bank Loan Payments or Other Loan Payments, all of which shall accelerate and become due and payable to Landlord on the effective date of the termination of this Lease under this Section 13.4.

ARTICLE XIV

HAZARDOUS MATERIALS

Section 14.1 Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Demised Premises in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Demised Premises required for Tenant’s use of the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Demised Premises (other than small quantities of cleaning or other supplies). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Demised Premises (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Demised Premises. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Demised Premises, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Demised Premises, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Demised Premises.

Section 14.2 Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Demised Premises that result from or in any way relate to Tenant’s use of the Demised Premises immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five (5) Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or to the manager of the Demised Premises.

Section 14.3 Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Demised Premises are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

Section 14.4 Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord and any Mortgagee from and against any and all claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Demised Premises (including water tables and atmosphere) resulting from or in any way related to tenant’s occupancy and use of the Premises or Demised Premises, or as a result of the acts, actions, or omissions of any third party. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Demised Premises; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Demised Premises; and (d) consultants’ fees, experts’ fees and response costs.

Section 14.5 Removal or remediation of Hazardous Materials from the Demised Premises shall be completed to the reasonable satisfaction of a third party environmental expert reasonably satisfactory to Landlord and Tenant. In the event (i) Hazardous Materials are discovered upon the Premises, and (ii) Landlord has been given written notice of the discovery of such Hazardous Materials, and (iii) neither Landlord nor Tenant is obligated under this Lease to pay the cost of compliance with Hazardous Materials Laws with respect to such Hazardous Materials, then and in that event Landlord may voluntarily, but shall not be obligated to, agree with Tenant to take all action necessary to bring the Demised Premises into compliance with Hazardous Materials Laws at Landlord’s sole cost and expense. In the event Landlord fails to notify Tenant in writing with thirty (30) days after the date Landlord receives written notice of the discovery of such Hazardous Materials that Landlord intends to voluntarily take such action as is necessary to bring the Premises into compliance with Hazardous Materials Laws, Tenant may (i) bring the Demised Premises into compliance with Hazardous Materials Laws at Tenant’s sole cost and expense or (ii) provided such Hazardous Materials endanger persons or property in, on or about the Premises or Demised Premises or significantly interfere with Tenant’s use of the Demised Premises, terminate this Lease on a date not less than ninety (90) days following the date of Tenant’s written notice to Landlord of its intent to terminate this Lease.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.1 Tenant shall not assign or in any manner transfer this Lease or any interest therein, nor sublet the Demised Premises or any parts thereof, nor permit occupancy by anyone with, through or under Tenant, without the previous written consent of Landlord. No assignment or subletting shall release Tenant from any of its obligations under this Lease. For the purposes hereof, if Tenant is a corporation or other entity, any change in the control of Tenant shall be deemed to be an assignment that shall require Landlord’s consent. Any transfer of the Lease from Tenant by merger, consolidation, liquidation, by operation of law or otherwise to an entity that is owned and controlled by Tenant is expressly prohibited unless the surviving entity provides financial statements that show a net worth that is at least equal to or greater than Tenant’s net worth immediately after Tenant is out of bankruptcy, Tenant is in voting control of the surviving entity and the surviving entity expressly assumes and agrees to be bound by all terms and provisions of the Lease.

Section 15.2 Neither this Lease nor any interest therein, nor any estate thereby created, shall pass to any trustees or receiver in bankruptcy, or any assignee for the benefit of creditors, or by operation of law.

ARTICLE XVI

SUBORDINATION

Section 16.1 This Lease Agreement shall be subject and subordinate to the lien of any mortgage or mortgages which at any time may be placed upon the Demised Premises or any part or portion thereof by Landlord, and to replacements, renewals and extensions thereof; provided, however, that the rights of Tenant hereunder and possession of the Demised Premises by Tenant pursuant hereto, shall not be disturbed so long as Tenant is performing its obligations hereunder. Tenant agrees at any time hereafter, and from time to time, on demand, to execute and deliver any instruments, estoppel agreements, releases or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease Agreement as above provided to the lien of any such mortgage or mortgages, but the subordination hereby provided is effective without any such document. Provided, however, that in the event of transfer of Landlord’s interest herein, voluntary or involuntary, and in the event any mortgagee or other party shall succeed to the interest of Landlord in the Demised Premises, through foreclosure or otherwise, Tenant shall, if requested by such party, enter into an agreement attorning to the transferee or former mortgagee, their successors and assigns, upon all obligations of this Lease.

ARTICLE XVII

SIGNS

Section 17.1 Tenant may erect such signs on the exterior or interior of the Building as Tenant may deem desirable so long as said sign or signs (i) do not exceed in weight the safe carrying capacity of the structure, (ii) do not violate the laws, rules or regulations of the municipality in which the Demised Premises are situated, nor the laws, rules and regulations of the state and federal governments, and (iii) are compatible with the architecture of the Building and landscaping of the Demised Premises, (iv) Tenant has received Landlord’s prior written approval of any proposed signs; and (v) tenant pays all costs associated with any proposed signs.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1 Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter upon the Demised Premises at all reasonable times during ordinary business hours for the purpose of inspecting the same and making any necessary repairs to comply with any laws, ordinances, rules, regulations or requirements of any public body, or the Board of Fire Underwriters, or any similar body. Nothing herein contained shall imply any duty upon the part of Landlord to do any such work which, under any provision of this Lease Agreement, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Landlord may, during the progress of any work, keep and store upon the Demised Premises all necessary materials, tools and equipment. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making repairs or the performance of any work in or about the Demised Premises, or on account of bringing material, supplies and equipment into, upon or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease Agreement shall not be thereby affected in any manner whatsoever. Landlord, however, agrees to use its best efforts not to unduly or unreasonably interfere with the conduct of Tenant’s business.

Section 18.2 Landlord is hereby given the right during usual business hours at any time during the Term of this Lease Agreement, to enter upon the Demised Premises in order to examine the Demised Premises, and to exhibit the same for the purpose of sale. During the final one (1) year of the Term, as applicable, Landlord shall be entitled to display on the Demised Premises, in such manner as to not unreasonably interfere with Tenant’s business, signs indicating that the Demised Premises are for rent or sale and suitably identifying Landlord. Tenant agrees that such signs may remain unmolested upon the Demised Premises and that Landlord may exhibit the Demised Premises to prospective tenants during said period. Any entry by Landlord pursuant to this Section 18.2 or pursuant to Section 18.1 above shall be preceded by at least 24 hours prior notice to Tenant, or such other notice as is reasonable under the circumstances, and Tenant shall have the right to have its representative accompany Landlord or Landlord’s representatives at all times during such entry.

Section 18.3 Tenant agrees to indemnify and save Landlord and its owner, James M. Stanton, harmless against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management or from any work or thing whatsoever done in or about the Demised Premises, and will further indemnify and save Landlord harmless against and from any and all claims arising during the Term of this Lease, from any condition of the Building or any street, curb or sidewalk adjoining the Demised Premises, or of any passageways or space therein or appurtenant thereto, or arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease Agreement, or arising from any act or negligence of Tenant, its agents, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Term of this Lease in or about the Demised Premises, or upon the sidewalk and the land adjacent thereto, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or as a result of any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant’s obligations under this Section 18.3 shall be insured by contractual liability endorsement on Tenant’s policies of insurance required in Section 5.2 hereof. The provisions of this Section 18.3 shall not apply with respect to any claims arising as a result of any act or negligence on the part of Landlord, its agents, employees, customers or invitees, or any breach by or default of Landlord hereunder.

Section 18.4 All notices, demands and requests that may be or are required to be given by either party to the other shall be in writing. All notices, demands and requests by Landlord to Tenant shall be sent by United States registered or certified mail, postage prepaid, addressed to Tenant at or at such other place as Tenant may from time to time designate by written notice to Landlord. All notices, demands and requests by Tenant to Landlord shall be sent by United States registered or certified mail, postage prepaid, addressed to Landlord at Landlord’s office or at such other place as Landlord may from time to time designate by written notice to Tenant. Notices, demands and requests which shall be served upon Landlord by Tenant or upon Tenant by Landlord, in the manner aforesaid, shall be deemed to be sufficiently served or given for all purposes hereunder at the time such notice, demand or request shall be mailed.

Section 18.5 Tenant shall, upon termination of this Lease Agreement for any reason whatsoever, surrender to Landlord the Demised Premises, together with the Building, structures, fixtures and building equipment or real estate fixtures upon the Demised Premises, together with all additions, alterations and replacement thereof (except Tenant’s moveable trade fixtures and equipment, including signs affixed to the Building (“Removable Tenant Fixtures”)) in good order, condition and repair, except for reasonable wear and tear, and except as is otherwise provided for in Articles XII and XIII hereof. Any personal property of Tenant remaining on the Demised Premises upon termination of this Lease Agreement shall become the property of Landlord. Tenant shall restore any portion of the Building to its condition prior to installation of the Removable Tenant Fixtures.

Section 18.6 Landlord covenants and agrees that Tenant, upon paying the Rent, insurance premiums, and other expenses and charges therein provided for, and observing and keeping the covenants, agreements and conditions of this Lease Agreement on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the term of this Lease Agreement without hindrance or molestation by Landlord or by any person or persons claiming under Landlord.

Section 18.7 The term “Landlord,” as used in this Lease Agreement so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the Owner or Owners at the time in question of the fee of the Demised Premises, and in the event of any transfer or transfers or conveyances, the then grantor shall be automatically freed and relieved from and after the date of such transfer or conveyance of all personal liability as to the performance of any covenants or obligations on the part of Landlord contained in this Lease Agreement thereafter to be performed, provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provision of this Lease Agreement shall be paid to Tenant, it being intended hereby that the covenants and obligations contained in this Lease Agreement on the part of Landlord shall, subject to the aforesaid, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership. Nothing herein contained shall be construed as relieving Landlord of its obligations under Article II of this Lease Agreement.

Section 18.8 The parties hereto agree at any time, and from time to time upon not less than ten (10) days prior written request by either party, to execute, acknowledge and deliver to the other party a statement, in writing, certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modification, that this Lease Agreement is in full force and effect as modified, and stating the modifications) and the dates to which the Rent, insurance premiums, and other charges have been paid in advance, if any, and such other statements or certifications as Landlord or any mortgagee may reasonably request. It is the intention of the parties hereto that any statement delivered pursuant to this Section 18.8 may be relied upon by any prospective purchaser, mortgagee or other party dealing with the Demised Premises or with Landlord or Tenant.

Section 18.9 Upon not less than ten (10) days prior written request by either party, the parties hereto agree to execute and deliver to each other a Memorandum of Lease, in recordable form, setting forth the following:

(a)	The date of this Lease Agreement;

(b)	The parties to this Lease Agreement;

(c)	The term of this Lease Agreement; and

(d)	The option to purchase the Demised Premises, if any is granted in this Lease.

Section 18.10 If any term or provision of this Lease Agreement shall, to any extent, be held invalid or unenforceable, the remaining terms and provisions of this Lease Agreement shall not be affected thereby, but each term and provision of this Lease Agreement shall be valid and in force to the fullest extent permitted by law. This Lease Agreement shall be construed and be enforceable in accordance with the laws of the State of Minnesota.

Section 18.11 The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant and its permitted successors and assigns.

Section 18.12 The captions of this Lease Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Lease Agreement, nor in any way affect this Lease Agreement.

Section 18.13 This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture, or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

Section 18.14 All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

Section 18.15 Tenant agrees to provide Landlord with a complete description and inventory of all chemicals, substances, materials and the like specifically including, but not limited to, toxic materials used or stored for any reason by Tenant on or about the Demised Premises and surrounding grounds. Tenant shall describe in detail how such materials are handled, stored, used and disposed of and shall update any disclosures required by this paragraph is any changes occur. This paragraph does not include normal office supplies and materials used by businesses generally.

Section 18.16 If Tenant shall not immediately surrender the Demised Premises or any part thereof on the Termination of this Lease or of Tenant’s right of possession, whether by lapse of time or otherwise, as provided in this Lease, Tenant shall be deemed a Tenant only on a month-to-month tenancy Any month-to-month period during which Tenant remains in possession of all or part of the Demised Premises shall be the “Holdover Period.” The Base Rent payable to Tenant to Landlord for any Holdover Period shall be the Base Rent in effect during the last month of the term multiplied by a factor of 2. In addition, Tenant shall also pay all damages, consequential and direct, if any, incurred by Landlord on account of such holding over. Nevertheless, neither the provisions of this paragraph, the acceptance of Base Rent, nor any other additional rent payments by Tenant, nor any other act in apparent affirmation of tenancy (other than a written Landlord waiver of extension of this Lease) shall be held as a waiver by Landlord of any right of re-entry of any other rights or remedies of Landlord provided in this Lease or available to Landlord at law or in equity.

Section 18.17 Landlord and Tenant each represent that they had no dealings with any real estate broker, finder or other person with respect to this Lease in any manner. Tenant agrees to indemnify and hold Landlord harmless against and from any claim or demand for any brokerage commission or other fees, and all costs, claims, expenses and liabilities in connection therewith (including without limitation, attorneys’ fees, disbursements and actual costs), arising out of any purported or actual dealings by Tenant and any broker.

ARTICLE XIX

CHANGES AND ALTERATIONS

Section 19.1 Tenant may, at any time and from time to time during the term of this Lease, and at its sole cost and expense, make additions to, alterations of, substitutions and replacements for, and removals from the improvements; provided, however, that (i) the total market value of the Demised Premises shall not be lessened by reason of such alteration, addition, substitution, replacement or removal, (ii) any of the foregoing actions shall be done in good and workmanlike manner, all such additions, alterations, substitutions, replacements and removals shall be expeditiously completed in compliance with all laws, ordinances, orders, rules, regulations and requirements applicable thereto, and (iv) if Tenant estimates that any such addition, alteration, substitution or replacement will cost more than Fifteen Thousand and No/100 ($15,000.00) Dollars, Tenant shall give to Landlord notice of its intention to undertake the same, and obtain the specific written consent of Landlord thereto. All work done in connection with such additions, alterations, substitutions, replacements or removals shall be done in accordance with the orders, rules, and regulations of the National Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions; general public liability insurance for the benefit of Landlord and of Tenant, as their interests may appear, with the coverage described in Article V of this Lease shall be maintained by Tenant at all times when any work is in process in connection with any additions, alterations, substitutions, replacements or removals. Tenant shall promptly pay for all such additions, alterations, substitutions, replacements or removals to the Demised Premises, shall discharge any and all liens filed against the Demised Premises, and any improvements thereon arising out of such additions, alterations, substitutions, replacements or removals, and upon the request of Landlord shall deposit with Lessor a surety bond or other security reasonably satisfactory to Landlord to assure the completion of any such additions, alterations, substitutions, replacements or removals. Tenant shall procure and pay for all required permits, certificates and-licenses in connection with such additions, alterations, substitutions, replacements or removals.

Section 19.2 Upon receipt of Landlord’s prior written approval and subject to any conditions to such approval, Tenant may, at any time and from time to time at its sole cost and expense, erect or locate upon the Demised Premises any other additional buildings, structures and improvements upon compliance with the same terms and conditions as set forth in Section 19.1 hereof. All such buildings, structures and improvements erected or located upon the Demised Premises shall be and remain the property of Landlord. If, however, Tenant shall not be in default under this Lease, it may remove the same from the Demised Premises within thirty (30) calendar days after the expiration or sooner termination of this Lease, provided that such removal shall not cause structural injury to the remaining buildings, structures and improvements, nor prevent the use thereof as an economic unit, and provided further that Tenant shall pay the cost of such removal and shall repair at its sole cost and expense any damage caused by such removal. Property not so removed shall become the property of Landlord.

ARTICLE XX

REPORTS BY TENANTS

Section 20 Unless waived in whole or in part in writing by Landlord, Tenant shall deliver to Landlord at Tenant’s earliest convenience after the end of each fiscal year of Tenant, but in no event later than 120 days after the end of each such fiscal year, a complete copy of its audited financial statements prepared by an independent certified public accountant including, but not limited to, balance sheet, statement of income, notes to its financial statement, and the certification of its auditor relating thereto.

ARTICLE XXI

OPTION TO EXTEND

Section 21.1 Tenant shall have the right to be exercised as hereafter provided, to extend the term of this Lease for two (2) additional consecutive periods of five (5) years each (each, an “Option to Extend”), on the following terms and conditions and subject to the limitations hereafter set forth.

Section 21.2 That at the time hereafter set forth for the exercise of the Option to Extend, and at the time the Extended Term commences, this Lease shall be in full force and effect and Tenant shall not be in default in the performance of any of the terms, covenants and conditions herein contained in respect to a matter as to which notice of default has been given hereunder which has not been remedied within the time limited in this Lease, but Landlord shall have the right at its sole discretion to waive the non-default conditions herein.

Section 21.3 That such Extended Term shall be on the same terms, covenants and conditions as set forth in this Lease; provided, however, the Annual Base Rent for such Extended Term shall be the greater of (i) the Base Rent then in effect in this Lease; or (ii) the Market Rent for such space on the date such Extended Term shall commence, as determined in accordance with Article XXI, Section 21.6 or 21.7, as applicable below.

Section 21.4 Tenant shall exercise an Option to Extend by notifying Landlord, in writing, of its election to exercise the right to extend the term of this Lease on or before the date which is twelve (12) months prior to the expiration of the Initial Term, with respect to the first Option to Extend, and on or before the date which is twelve (12) months prior to the expiration of the Extended Term, with respect to the second Option to Extend. Prior to commencement of the Extended Term, Landlord and Tenant agree to execute an amendment to this Lease incorporating the amended terms referred to in this Article XXI.

Section 21.5 Notwithstanding any provision contained herein, Tenant’s right to extend the term of this Lease pursuant to this Article XXI shall automatically terminate upon Tenant’s subletting or assigning any portion of its interest under this Lease.

Section 21.6 After timely receipt by Landlord of Tenant’s notice of its Option to Extend, Landlord and Tenant shall have a period of thirty (30) days in which to agree on the Market Rent of the Demised Premises for the Extended Term. If Landlord and Tenant agree on the Market Rent for the Demised Premises, then they shall immediately execute an amendment to this lease as provided in this Article XXI, which will incorporate the Market Rent as the Base Rent during the Extended Term.

Section 21.7 If Landlord and Tenant are unable to agree upon the Market Rent then, and in any such event, at the request of either party such Market Rent shall be determined by appraisal by three (3) reputable real estate appraisers, each of whom shall be a Member of the American Institute of Real Estate Appraisers with the designation of “MAI” and shall have no “disqualifying interest” (as hereinafter defined). One (1) appraiser shall be appointed by Tenant or its representative and the second (2nd) appraiser shall be appointed by Landlord or its representative. The third (3rd) appraiser shall be appointed by the first two (2) appraisers. If the first two (2) appraisers are unable to agree on a third appraiser within ten (10) days after the appointment of the second (2nd) appraiser, or if either party refuses or neglects to appoint any appraiser as herein provided within ten (10) days after the appointment of the first (1st) appraiser, then such third (3rd) appraiser or such second (2nd) appraiser whose appointment was not made as aforesaid shall be appointed by the then President of the Minnesota Chapter of the American Institute of Real Estate Appraisers (“Appraisal Institute”) or such successor body hereafter constituted exercising similar functions, unless such President shall have a direct or indirect financial or other business interest in or in common with any of the parties hereto (herein referred to as a “disqualifying interest”), in which case the third (3rd) appraiser or such other appraiser whose appointment was not made as aforesaid shall be appointed by the then next highest ranking officer of the Minnesota chapter of the Appraisal Institute or such successor body who shall not have a disqualifying interest. If the determinations of at least two (2) of the appraisers shall be identical in amount and said amount shall be deemed to be the Market Rent. If the determinations of at least two (2) of the appraisers shall not be identical in amount, the Market Rent shall be determined as follows (a) if neither the highest nor the lowest determination of Market Rent differs from the middle determination of Market Rent by more than ten percent (10%) of such middle determination of Market Rent, then the Market Rent shall be the average of all three (3) determinations of Market Rent, and (b) if clause (a) does not apply, then the Market Rent shall be the average of the middle determination of Market Rent and the determination of Market Rent closest in amount to said middle determination of Market Rent. The foregoing determination of Market Rent shall in all cases be final, finding and conclusive upon the parties. Each party shall pay the fees and expenses of the one of the two (2) original appraisers appointed by such party, or in whose stead as above provided such appraiser was appointed, and the fees and expenses of the third appraiser shall be borne equally by both parties. Except as otherwise provided in this Lease, the said appraisal shall be conducted in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association (including for appointment of appraisers if the foregoing procedures for any reason fail), and judgment upon any appraisal decision rendered may be entered by any Court having jurisdiction thereof.

ARTICLE XXII

GUARANTY

Section 22.1 As additional security for the faithful performance by tenant of all convents, conditions and agreements of this Lease, Guarantor has executed and delivered Landlord a guaranty of lease in the form of the attached Exhibit C (the “Guaranty of Lease”) unconditionally guaranteeing to Landlord the due and punctual payment and performance by tenant of all of tenant’s obligations hereunder for the time period and as otherwise more particularly set forth in the Guaranty of Lease. No right or remedy available to Landlord under the Guaranty of Lease or this Lease shall extinguish any other right to which Landlord may be entitled. In furtherance of the foregoing, it is understood that in the event Tenant fails to perform any of its obligations hereunder, neither the Security Deposit nor any amounts recovered by Landlord under the Guaranty of Lease shall be deemed liquidated damages. Landlord may apply such sums to reduce Landlord’s damages and such application of funds shall not preclude Landlord from recovering from Tenant or Guarantor all additional damages incurred by Landlord by reason of Tenant’s failure to perform hereunder.

Section 22.2 Tenant covenants and agrees that, at any time, within thirty (30) days after notice and demand by landlord, Tenant shall cause Guarantor to furnish Landlord financial statements as of the end of such Guarantor’s last fiscal year certified by an independent certified public accountant, and Tenant and Guarantor consent to the delivery of same by Landlord to lenders or prospective lenders or purchasers of all or part of the Building or the Leased Land.

ARTICLE XXIII

EXPANSION

Section 23.1 Landlord and Tenant anticipate that the leased facility may be expanded through the construction of additional square footage to support required future vaccine manufacturing capacity. Any such expansion is subject to applicable building and zoning requirements, Landlord accepting, in his sole discretion, the financial condition of Tenant as being sufficient to support the additional lease obligations and the ability and willingness of Landlord, in his sole discretion, to obtain financing for such expansion. Such expansion shall be subject to the parties, in their sole discretion, mutually agreeing to the terms and conditions of an amendment to Lease. This provision is only an expression of intent and this provision shall not be legally binding on either party without further written agreement pertaining hereto.

[The remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Lease Agreement to be duly, executed on the day and year first above written.

LANDLORD:	JMS HOLDINGS, LLC

/s/ James Stanton
By: James Stanton, its chief manager

TENANT:	BIOVEST INTERNATIONAL, INC.

/s/ David D. Moser
By: David D. Moser, its secretary and director of legal affairs

STATE OF MINNESOTA	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of             , 2010, by James Stanton, the chief manager of JMS Holdings, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

STATE OF FLORIDA	)
) SS.
COUNTY OF HILLSBOROUGH	)

The foregoing instrument was acknowledged before me this 2nd day of December, 2010, by David D. Moser, the secretary and director of legal affairs of Biovest International, Inc., a Delaware corporation on behalf of the corporation.

/s/ Michelle Brown
Notary Public

Drafted by:

Halleland Habicht PA

33 South 6th Street, Suite 3900

Minneapolis, MN 55402

Phone: 612-836-5500

EXHIBIT “A”

LEGAL DESCRIPTION

Tract B, REGISTERED LAND SURVEY NO. 86, files of the Registrar of Titles of Anoka County, Minnesota.

EXHIBIT “B”

PERMITTED ENCUMBRANCES

1.	Real estate taxes and any installments of special assessments payable therewith not yet due and payable.

2.	Assessment Agreement and Assessor’s Certification dated December 1, 1983, filed of record December 28, 1983 as Document No. 131055.

3.	Variance dated March 26, 1992, filed of record April 10, 1992 as Document No. 217911.

4.	Reciprocal Easement Agreement dated May 11, 1992, filed of record April 20, 1993 as Document No. 233605.

5.	Easement for Road purposes in favor of the City of Anoka shown as a recital on certificate of title.

EXHIBIT “C”

DEFERRED MAINTENANCE ITEMS

Deferred Maintenance Items Budget

4/22/10

A1)	HVAC System BASE BID

Access panels & Clean Reheat coils	$8,250.00
Pneumatic Controls	$2,200.00
Totals	$10,450.00

A2)	Included in $10,450 amount noted above

A3)	Drop Cords

Drop Cords Qty = # 3	$1,556.50
Totals	$1,556.50

A4)	Laboratory repairs walls, floors (Lower Level)

	Painting Patch Walls	$13,171.40
**	VCT 12” X 12” Tiles 25% replacement	$8,748.30
	Sheet Vinyl welded seams 100% replacement	$16,043.50
	Totals	$37,963.20

**	Add $ 26,248 to replace 100% of 12” x !@’ VCT tiles

A5)	Loading Dock Area

Earthwork	$21,780.00
Surveying	$1,760.00
B612 Curb	$2,860.00
Retaining Wall	$5,940.00
Bituminous Paving	$28,600.00
Totals	$60,940.00

A6)	Electrical Load Balance

Inspection Costs	$3,212.00
Balance load - Labor/Material	$8,580.00
Totals	$11,792.00

A7)	Security System Code Compliance

	Dedicated Phone Line	$1,265.00
**	Stoop Patch Front Entry	$1,694.00
	HC Sidewalk Front Entry	$1,311.20
	Totals	$4,270.20

**	Complete replacement of stoop add $2,156

B1)	Ceramic Tile

Repair - Patch no match guarantee	$2,288.00
Totals	$2,288.00

B2)	Replace Carpets 100% upper & lower

Carpet remove and Replace	$34,996.50
Totals	$34,996.50

B3)	Paint and repair walls throughout

Paint	$9,485.30
Totals	$9,485.30

$173,741.70

Add Alternates For Consideration

ALT 1 -HVAC System New Cooling Only Units

Access panels & Clean Reheat coils	$80,080.00
Totals	$80,080.00

ALT 2 -HVAC System New Heat & Cool Unit

Access panels & Clean Reheat coils	$96,470.00
Totals	$96,470.00

EXHIBIT “D”

GUARANTY OF LEASE

EXHIBIT “E”

AMORTIZATION SCHEDULE FOR BANK LOAN PAYMENTS